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                                                                    EXHIBIT 10.5



Mr. Richard Howard                                              December 1, 1999
3206 Eaton Circle
Colleyville, Texas 76034

Dear Richard:

         We are pleased that you will be joining the management team at Royal BodyCare. We look forward to working with you to build a great company and an organization of people improving the quality of life for themselves, their families, and others.

         This letter is to confirm the terms of your position as Vice President, Sales and Marketing, RBC USA and Canada. Your responsibilities include: developing the marketing plan, increasing sales, sponsoring, planning promotions, training, corporate meetings, advertising, and company literature. You will report directly to the President of RBC, and you will serve on the senior executive staff that currently meets each week to coordinate the plans and activities of each department. Your compensation will be based on:


                                                                      Dollars per month
                                                                      ------------------

Base salary Plus a bonus on each 1 million                                  16,000
in product sales of RBC products in
North America over $3,000,000 per month,
to be paid quarterly up to $100,000,000 per year.
Each month sales reach $4,000,000
a bonus of .005 of 1 mil/.month                           + 5,000           21,000
Each month sales reach 5 mil add                          + 5,000           26,000
plus a $1,000 per month car allowance                     + 1,000           27,000
and at 6 mil per month                                    + 5,000           32,000
At 7 mil. per month, .0025 of 1 mil                       + 2,500           34,500
At 8 mil. per month add                                   + 2,500           35,000
At 9 mil. per month add                                   + 2,500           39,500


After sales in North America have reached $100 million in one 12 month period, or each month sales reach 10 million dollars, whichever occurs first, the previous compensation plan will be replaced by compensation of $1 million per year as long as sales do not subsequently fall more than 5% below that amount.



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In addition you will participate in a profit sharing plan being developed for key executives in RBC.

You will also by given a stock option December 1, 1999 on 25,000 shares of Royal BodyCare at current market to be calculated at the average closing price of the stock for the 15 trading days prior to that date. On December 1, 2000 as a then current employee you will receive a stock option on an additional 25,000 shares of Royal BodyCare stock at the then current average price for the 15 trading days prior to that date.

When sales in Royal BodyCare North America reach 4 million per month RBC will pay for a social Membership for you at Hackberry Country Club.

Your lodging and travel expenses as required to attend company events will be paid by RBC. In addition the company will pay travel expenses to such events for your wife and two children on occasion at your option. The initial term of this agreement will be for three years, however it is our desire that you will become a permanent RBC employee.

If this letter is in agreement with our understanding please sign below and return one copy to me. I look forward to a long and rewarding relationship.




                                             Sincerely,

/s/ RICHARD HOWARD                           /s/ CLINTON H. HOWARD
-------------------------                    ----------------------------
Richard Howard                               Clinton H. Howard
                                             President